Exhibit 99.1

INPIXON AND SUBSIDIARIES

INTRODUCTION TO PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

The Company’s strategic business plans include a sale, spin-off or other possible divesture of its Infrastructure Segment, which would separate Inpixon USA and Inpixon Federal, the subsidiaries that have the commercial and federal VAR business. In connection with such a transaction it is anticipated that the employees, assets and liabilities associated with the VAR business and those subsidiaries would be retained by Inpixon USA as its own separate stand-alone publicly traded company. Inpixon Federal would be a wholly-owned subsidiary of Inpixon USA.  Employees, assets and liabilities related to the Indoor Positioning Analytics business or product segment including AirPatrol, Shoom and Lightminer in Inpixon USA will be contributed up to the parent Inpixon. The following unaudited pro forma financial information presents the consolidated results of operations of the Company as if such a divesture had occurred as of January 1, 2018.  The pro forma does not necessarily (1) reflect the results of operations that would have occurred had the entities been a stand-alone company during those periods, (2) the terms of any consideration that may be delivered to the Company in connection with a sale, (3) the impact of a dividend distribution in the event of a spin-off or (4) the contribution by Inpixon to Inpixon USA of any cash amounts to support its operations following the divesture.  The unaudited proforma information is presented for illustration purposes only in accordance with the assumptions set forth above and below.

Pro Forma Condensed Combined Balance Sheet

March 31, 2018

(In thousands)

(UNAUDITED)

	Inpixon Consol	(A)	Proforma
	Balance Sheet	Less: Divestiture	Balance Sheet
Assets

Current Assets
Cash and Cash Equivalents	6,694	(330)	6,364
Accounts Receivable, net	1,202	(714)	488
Notes and Other Receivables	218	(168)	50
Inventory	863	(7)	856
Prepaid Assets and Other Current Assets	1,643	(113)	1,530
Total Current Assets	10,620	(1,332)	9,288

Property and Equipment, net	419	(143)	276
Software Development Costs, net	1,772	-	1,772
Intangible Assets, net	11,355	(4,593)	6,762
Goodwill	636	-	636
Other Assets	350	(13)	337

Total Assets	25,152	(6,081)	19,071

Liabilities
Accounts Payable	22,020	(21,325)	695
Accrued Liabilities	1,724	(873)	851
Deferred Revenue	27	-	27
Short-Term Debt	1,828	-	1,828
Total Current Liabilities	25,599	(22,198)	3,401

Long Term Liabilities
Long-Term Debt	142	-	142
Other Liabilities	108	(40)	68
Acquisition Liability - Integrio	420	(420)	-
Total Liabilities	26,269	(22,658)	3,611

Stockholders’ Deficit
Common Stock	10	-	10
Additional Paid-in Capital	98,979	-	98,979
Treasury Stock, at cost	(695)	-	(695)
Accumulated other comprehensive income	24	-	24
Accumulated Deficit	(99,441)	16,577	(82,864)

Stockholders’ Deficit Attributable to Inpixon	(1,123)	16,577	15,454

Non-Controlling Interest	6	-	6

Total Stockholders’ Deficit	(1,117)	16,577	15,460

Total Liabilities and Stockholders’ Deficit	25,152	(6,081)	19,071

(A)	Spin-off of Infrastructure Segment/divestiture of Inpixon USA and Inpixon Federal, the subsidiaries that have the commercial and federal VAR business

Pro Forma Condensed Combined Statements of Operations

For the Three Months Ended March 31, 2018

(In thousands)

(UNAUDITED)

		(A)	Proforma Stmt
	Inpixon Consol	Less: Divestiture	of Operations
Revenues
Products	476	(332)	144
Services	1,619	(914)	705
Total Revenues	2,095	(1,246)	849

Cost of Revenues
Products	255	(175)	80
Services	604	(420)	184
Total Cost of Revenues	859	(595)	264

Gross Profit	1,236	(651)	585

Operating Expenses
Research and development	361	(90)	271
Sales and marketing	969	(637)	332
General and administrative	4,174	(1,141)	3,033
Acquisition related costs	16	-	16
Amortization of intangibles	1,323	(519)	804
Total Operating Expenses	6,843	(2,387)	4,456

Loss from Operations	(5,607)	1,736	(3,871)

Other Income (Expense)
Interest expense	(1,283)	21	(1,262)
Change in fair value of derivative liability	48	-	48
Gain on the sale of Sysorex Arabia	23	-	23
Other income/(expense)	576	(577)	(1)
Total Other Income (Expense)	(636)	(556)	(1,192)

Net Loss	(6,243)	1,180	(5,063)

Deemed dividend to preferred stockholders	(1,508)	-	(1,508)
Net Loss Attributable to Common Stockholders	(7,751)	1,180	(6,571)

(A)	Spin-off of Infrastructure Segment/divestiture of Inpixon USA and Inpixon Federal, the subsidiaries that have the commercial and federal VAR business

3